ADVENT CAPITAL MANAGEMENT, LLC

Excerpted from Compliance Manual, November 2022

Code of Ethics

A.	Background

Advent has adopted this Code of Ethics (the “Code”) to set forth the standards of business conduct, professional ethics and fiduciary behavior that Advent expects of all Supervised Persons. This Code also sets forth related policies and procedures required by the Advisers Act.

Advent is a fiduciary to its Clients, and as such is held to the highest standard of conduct and must act in the best interests of its Clients. This fiduciary duty includes a duty of care and a duty of loyalty. Accordingly, Advent and its Supervised Persons must adhere to specific fiduciary obligations, carry out high standards of ethical behavior and act at all times with integrity, honesty, and professionalism. Advent and its Supervised Persons also must observe high standards of commercial honor and just and equitable principles of trade. Supervised Persons must be sensitive to situations that may give rise to an actual or apparent conflict with the interests of a Client, or that have the potential to cause damage to Advent’s reputation. Each Supervised Person should put the interests of each Client above their own personal or professional interests in carrying out their responsibilities at Advent.

All Supervised Persons must comply with the Federal Securities Laws and other Applicable Laws governing the services they provide on behalf of Advent to its Clients. This Manual provides policies and procedures that, if followed, will help ensure such compliance. The CCO provides regular training and day-to-day guidance to Supervised Persons to help them understand and implement the provisions of this Manual and the requirements of Applicable Law. Nevertheless, each Supervised Person is individually accountable for their own actions or failure to act and should exercise due care in fulfilling their responsibilities.

Supervised Persons must report promptly any known or suspected violations of this Code to the CCO or another member of the Compliance Committee. Technical compliance with the requirements of this Code will not insulate you from scrutiny for any actions that create the appearance of a violation. The Compliance Committee treats violations of this Code with the utmost seriousness and will take appropriate action to enforce its provisions. The conduct that causes a violation of this Code could simultaneously cause a violation of Applicable Law and lead to civil or criminal liability.

B.	Conflicts of Interest
1.	Fiduciary Duty to Avoid Conflicts or Mitigate and Disclose Them

Conflicts of interest may from time to time exist between Advent or a Supervised Person and a Client. A conflict of interest exists where the economic, business or personal interests of

Advent or a Supervised Person in a transaction or arrangement is inconsistent with or otherwise conflicts with such Supervised Person’s fiduciary duties to a Client.

Advent has a fiduciary duty to avoid or seek to mitigate, and make full and fair disclosure to a Client of, all conflicts of interest involving Advent or a Supervised Person.

If you suspect that we have not disclosed a conflict of interest, please contact the CCO or another member of the Compliance Committee.

2.	Gifts and Business Entertainment

Advent has adopted the following policies and procedures governing Supervised Persons’ gift and business entertainment practices. As a general matter, Supervised Persons must use good judgment in soliciting, accepting or giving gifts and in providing business entertainment. Advent has defined these terms because they are subject to misinterpretation.

•	Definition of “Gift”: A Gift generally is anything of value, whether object, service, or intangible, that you receive without paying for it, or that you give without being paid for it, in connection with the business of Advent or a Client. A Gift includes Business Entertainment not attended by the Person paying for it. Goods, services, use of a residence, vacation home or other accommodations and tickets to sporting events or music concerts qualify as Gifts. Gifts also include valuables and events provided to members of your family, to those with whom you have a close personal relationship, and to charities designated by you if given by someone outside of Advent in connection with the business of Advent or a Client.
•	Definition of “Business Entertainment”: Business Entertainment generally refers to a meal, entertainment, sporting event, music concert or other event that (1) occurs in connection with the business of Advent or a Client, (2) is attended by both a Supervised Person and a business contact, and (3) involves payment of the participants’ attendance and/or expenses (including costs of transportation or lodging) by someone other than that participant.
i)	Approval of Gifts and Business Entertainment

Each Supervised Person must obtain the prior written approval of the CCO to (1) give or receive any Gift with a value greater than $250 or (2) participate in or sponsor any Business Entertainment with a value greater than $250 per participant. The CCO must obtain the prior written approval of the Chief Financial and Administrative Officer (“CFAO”) to (1) to give or receive any Gift with a value greater than $250 or (2) participate in or sponsor any Business Entertainment with a value greater than $250 per participant. This policy does not apply to (1) Gifts that are perishable (such as food, flowers and plants) or (2) Gifts that are promotional in nature, are of nominal value and bear a company’s logo or similar third-party branding (e.g., pens, coffee mugs, umbrellas, hats).

ii)	Preclearance Requirements – Gifts of Public Securities

Preclearance is required if a Supervised Person Gifts a Public Security to a person. Preclearance is not required if a Supervised Person donates a Public Security to a charity/non-profit organization that the Supervised Person does not own or control.

iii)	Prohibited Gifts and Business Entertainment

A Supervised Person may not solicit, accept or give any Gift or provide any Business Entertainment that could be viewed as inappropriate, lavish, excessive or offensive. The nature, frequency, venue, or type of Gift or Business Entertainment must not be intended, designed, or likely to create a conflict of interest or the appearance of a conflict of interest for the Supervised Person or for Advent. Supervised Persons may not give a Gift or provide Business Entertainment to any employee of a:

•	U.S. or foreign government or agency;
•	U.S. or foreign securities or commodities exchange; or
•	Self-regulatory organization.
3.	Questionable and Improper Payments

Supervised Persons are prohibited from offering or making payments of any kind in connection with the business of Advent or a Client for the benefit of any Person with the intent or likely effect of inducing or influencing the recipient to misuse his or her position or violate Applicable Law. No Supervised Person may offer or make bribes, kickbacks, rebates or other payments to any Person to obtain favorable treatment in receiving or maintaining business. Advent may make no payment or deposit to the name or personal bank account of any individual other than a Supervised Person, except as approved in advance by the CFAO. For additional information, please see the below section discussing the Foreign Corrupt Practices Act.

4.	Political Contributions and Prohibition of “Pay-to-Play” Arrangements
i)	Political Contributions

Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play”, where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials with the intent of generating investment advisory business. This is accomplished by:

•	Prohibiting investment advisers from being compensated for investment advisory services they provide to a pension plan for a state or local government entity1 for
1 The rule defines the term “government entity” to means any State or political subdivision of a State. Examples of a government entity include: (1) any agency, authority, or instrumentality of the State or political subdivision; (2) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan”, or a State general fund; (3) a plan or program of a government entity; and (4) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

two years if certain employees of the adviser make political contributions to certain officials2 of the government entity;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees by the adviser or its employees;
•	Only allowing employees of the investment adviser and certain regulated entities (such as registered broker-dealers) to solicit investment advisory business from government entities; and
•	Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

Violations of the Pay-to-Play Rule can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money on behalf of the U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

Advent has adopted the Political Contributions Procedures to ensure that political contributions by Supervised Persons do not violate the Pay-to-Play Rule in addition to other state or local laws, which generally limit the amount of Political Contributions (as defined below) that advisers and their Supervised Persons may make to state and local government officials, candidates and political parties.

The Political Contributions Procedures place restrictions and obligations on Supervised Persons in connection with their Political Contributions and Solicitation Activities (as defined herein). This policy prohibits any direct or indirect Political Contributions to any officials or candidates in the United States that are intended to or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those officials. The policy also governs all Political Contributions made in the Firm’s name or on the Firm’s behalf.

Definitions

For purposes of this Political Contributions Procedures, the following definitions apply

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt

2 The rule defines an “official” to include a person who (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity (as defined in the footnote above) or (2) has authority to appoint any Person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a Political Action Committee (as defined below).

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation. Contributions to a PAC may not be prohibited, but in all instances, Supervised Persons must obtain prior approval of such Political Contributions to PACs from the CCO. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisor services to a government entity.

ii)	Preclearance Required to Make Political Contributions

All Supervised Persons must obtain preclearance from the CCO for all Political Contributions, regardless of the dollar value, and all political contributions should be reported to the Compliance Team.3 Additionally, no Supervised Person may cause another person to violate this rule or circumvent this rule by taking action through another person that they themselves would be prohibited from doing.

A Supervised Person and their Covered Persons are prohibited from making a Political Contribution to either of the following Persons if the amount of the contribution exceeds $350 for officials for whom the Supervised Person is entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Supervised Person was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

A Supervised Person and their Covered Persons are also prohibited from making a Political Contribution for the purpose of influencing (or inducing) the obtaining or retaining of investment advisory services business for Advent.

3 The CCO must submit any preclearance requests on their own behalf to the CFAO.

iii)	Preclearance Required to Coordinate or Solicit Political Contributions

All Supervised Persons and their Covered Persons must obtain preclearance from Compliance to coordinate, or solicit any Person or political action committee to make, a Political Contribution to any person.

It is prohibited for any Supervised Person to coordinate, or solicit any person or political action committee to make, a Political Contribution to any of the following persons:

•	A State Politician for a Specified State or Local Government;
•	A Federal Politician who is a candidate or successful candidate for a Specified State or Local Government; or
•	A political party of any state or locality of a Specified State or Local Government.
iv)	Prohibition Against Establishing or Controlling a Political Action Committee

Supervised Persons are prohibited from establishing or controlling a PAC.

v)	Prohibition Against Indirect Violations of Rule 206(4)-5 or These Political Contributions Procedures

All Supervised Persons are prohibited from circumventing, or performing any act which would result in a violation of, Rule 206(4)-5 or these Political Contributions Procedures, whether directly or indirectly, or through or by any other Person or means. This means that a Supervised Person may not use Covered Persons or other entities, including Advent affiliates, placement agents, or their PACs, as “conduits” to circumvent Rule 206(4)-5 or these Political Contributions Procedures.

vi)	Political Contributions to Section 527 Organizations

Advent and its Supervised Persons should note there are facts and circumstances under which a Political Contribution to a section 527 organization – such as the Democratic Governors Association and the Republican Governors Association – could violate Rule 206(4)-5.4 The SEC has issued advisory opinions questioning the legality of political contributions made to 527 organizations. Such a contribution could indirectly violate the rule if the donor makes it with the understanding that the 527 organization will allocate the contribution to a specific official or candidate who could influence whether the donor receives business from state or local pension

4 A section 527 organization is a political organization that has been granted tax-exempt status under Section 527 of the U.S. Internal Revenue Code. This organization is operated primarily to influence the selection, nomination, election, appointment or defeat of candidates to federal, state, or local public office. Political parties, campaign committees and political action committees are examples 527 organizations.

plans.

5.	Outside Business Activities

Business activities of a Supervised Person other than their employment at the Firm (“Outside Business Activities”) may present conflicts of interest and as such must not reflect adversely on Advent. Accordingly, each Supervised Person must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new Outside Business Activity, must seek approval from the CCO.5

Under no circumstances may a Supervised Person represent or suggest that his or her Outside Business Activity or other association with any outside business organization in any manner reflects the approval by Advent of that organization, its Securities, manner of doing business or any Person connected with it. In the case of such a conflict, the participating Supervised Person must obtain the approval of the CCO before continuing with the Outside Business Activity.

6.	Disclosure of Certain Family and Household Members

Each Supervised Person must disclose to the CCO all immediate family members sharing the same household6 who to the best of their knowledge:

•	Work for a publicly-traded company or a financial services company (e.g., broker-dealer, commercial bank, investment bank, investment adviser, hedge fund, private equity fund, venture capital fund or merchant bank); or
•	Conduct business with, or work for an entity that conducts business with, Advent or a Client.
7.	Government Positions

Supervised Persons must obtain prior consent from the CCO before becoming a candidate for public office or accepting any government position, including as a member, director, officer or employee of a governmental agency, authority, advisory board or other board (e.g., a public school or library board).

C.	Confidential Information
1.	Duty of Employees to Safeguard Confidential Information

Advent and its Supervised Persons must maintain the confidentiality of a wide range of nonpublic information that is disclosed in the course of, or in connection with, the business and

5 The CCO must submit any preclearance requests on their own behalf to the CFAO.

6 Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adopting relationships.

operations of Advent, Clients and Underlying Investors. The confidentiality obligation arises from a combination of Advent policy, fiduciary duty, contractual obligations and Applicable Law. Supervised Persons should assume that the following information is Confidential Information and should take care not to use the information other than in the course of carrying out their assigned duties at Advent:

•	Investment opportunities and information identifying or concerning prior, pending or potential transactions for Clients;
•	Nonpublic business, operational, financial and strategic information about, and research and development projects of, Advent or its Clients;
•	Nonpublic memoranda, reports or analysis prepared by or for the benefit of Advent or its Clients;
•	Nonpublic Securities transactions or Securities offerings (whether past, current or proposed) by Advent or its Clients;
•	Nonpublic personal information about Underlying Investors and potential Underlying Investors;
•	Nonpublic personal information about Supervised Persons, including but not limited to their pay, benefits, job performance and personal investments; and
•	Nonpublic information that is required to be kept confidential by the terms or conditions of confidentiality or nondisclosure agreements between or among Advent, Supervised Persons, Clients and other Persons.

Advent must safeguard and keep confidential at all times all Confidential Information. Each Supervised Person must safeguard and keep confidential all Confidential Information at all times during and after their employment or other association with Advent, except as specifically authorized in the course of their employment or other association with Advent.

A Supervised Person may disclose Confidential Information when (1) they are required to by their job and such disclosure has a legitimate business purpose and would not violate this Code, Applicable Law or a specific fiduciary or contractual obligation, (2) Advent or a Client is requested or required to make such disclosure by interrogatories, requests for information, subpoena or similar legal process, or (3) they seek to exercise any rights, protections or incentives available to them under Section 21F of the Exchange Act or the rules or regulations thereunder. A Supervised Person must not disclose to Advent or any other Supervised Person, or use during their employment or other association with Advent, any confidential information or trade secret of a prior employer unless the information or trade secret (1) is then public information through no action of the Supervised Person or (2) is permitted to be disclosed or used pursuant to a written agreement with or written permission from the prior employer.

2.	Use of Personal Email for Advent Business Purposes

All use of Advent email and other Advent electronic messaging or communication systems by Supervised Persons is subject to review and consideration by the Compliance Team and senior management to ensure compliance with this Manual and Applicable Law. The content and context of your Advent emails, messages and other electronic communications can and will be read by the Compliance Team at any time and considered as needed for appropriate compliance supervisory purposes. Therefore, a Supervised Person can have no reasonable expectation of privacy in any email or other electronic message that is accessed, received, transmitted, downloaded, uploaded, saved, sent or forwarded using any Advent electronic messaging or communication system.

A Supervised Person should use only their Advent email address (e.g., JohnDoe@adventcap.com) for Advent business purposes. Supervised Persons are prohibited from using a personal email address (e.g., JohnDoe@gmail.com) for conducting Advent business activity other than in exceptional circumstances where access to or use of an Advent email address is not possible or reasonably practicable. In the event of an exceptional circumstance where a Supervised Persons uses their personal email address, the Supervised Person should include their Advent email address among the recipients to ensure that the email is included as part of the Firm’s books and records.

For the avoidance of doubt: A Supervised Person can be fired for sending confidential Advent or Client information to their personal email accounts or otherwise breaching their confidentiality obligations. For further information, please review the “Electronic Communications Policy” herein.

D.	Prevention of Illegal Insider Trading and Other Misuses of Material Nonpublic Information

The following policies and procedures (“MNPI Procedures”) have been adopted to address Section 204A of the Advisers Act, which requires a registered investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (“MNPI”) by such adviser and its associated persons.

1.	Background

The Federal Securities Laws prohibit illegal insider trading. Illegal insider trading refers generally to buying or selling a Security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material nonpublic information about the Security or its issuer. Insider trading violations may also include “tipping” material nonpublic information, trading by the person “tipped,” and trading by those who misappropriate material nonpublic information. Tipping means:

•	Disclosure of MNPI to a third party by a corporate insider (or other person who has a fiduciary duty or other relationship of trust and confidence with the company) in breach of his fiduciary duty to a company in exchange for a direct or indirect personal benefit; or
•	Trading a Security based on MNPI received from a corporate insider (or other person who has a fiduciary duty or other relationship of trust and confidence with the company) if the recipient knew or had reason to believe that the corporate insider breached a fiduciary duty the insider owed to company.
2.	Material Nonpublic Information

Every person who possesses MNPI about an issuer or its Securities that was obtained in violation of a fiduciary duty that person or a third party owed to the issuer has an obligation under the Federal Securities Laws to either disclose the information to its counterparty prior to trading in the Securities, or refrain from trading.

Information is considered to be material if (1) there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase, hold or sell a Security or (2) the information would positively or negatively affect the market price or fair value of a Security. Information is considered to be nonpublic if it has not been disseminated in a manner making it available to investors generally, such as through a SEC filing, press release, news publication, a company website or a posting on the Internet that is not password protected.

3.	Other Methods of Potentially Obtaining MNPI

Supervised Persons may also come into possession of MNPI in other circumstances that arise in the normal course of business, including through discussions with research consultants, expert networks (as discussed further below) or other non-consultant networks or platforms that offer data derived from confidential sources (e.g., subscription-based data providers.

Additionally, from time to time, current and prospective investors in the Clients may rise to the level of what is considered by regulators as a “value-add investor”. A value-add investor is an investor that serves in a role which increases the likelihood that they can potentially be in possession of MNPI. Examples include, but are not limited to, an officer or director of a public company, an asset management firm principal, a portfolio manager or an investment banker. Such investors present a unique potential risk in that they are more likely to possess MNPI and could share such information with Supervised Persons. On a periodic basis, the CCO or their designee will conduct a review of investors in the Clients to determine which, if any, may be deemed a value-add investor. The results of such reviews will be shared with Supervised Persons who are likely to interact with value-add investors and internal guidelines will be set accordingly.

4.	Maintenance of a Restricted List

The CCO is required to maintain and revise as appropriate a Restricted List of companies in which Supervised Persons and Personal Accounts may not invest. The Restricted List must include at a minimum:

•	All Companies that have issued Public Securities about which a Supervised Person has received MNPI;

•	All Companies for which a Supervised Person serves on a creditors’ committee;

•	All Companies that currently have Public Securities outstanding and for which a Supervised Person serves as a director or officer, except that the CCO may make exceptions in the case of AVK depending on the facts and circumstances;

•	All Companies that have issued Public Securities about which a Supervised Person has received MNPI; and

•	All other Companies the CCO determines should be included on the Restricted List in order to avoid a violation of this Code or Applicable Law.

Portfolio managers and traders must manually check the Restricted List before initiating a securities transaction outside of the any order management system (such as through a telephone order).

Each Supervised Person must notify the CCO in writing promptly upon receiving what they reasonably believe may be MNPI relating to the issuer of a Security. Likewise, research analysts, portfolio managers and traders have an obligation to alert the CCO or the Controller whenever they discover public information that would permit Advent to remove a company from the Restricted List on the basis that the MNPI we received has been made public or rendered immaterial. This is particularly important in the case of wall crossing situations.

Each Supervised Person must notify the CCO by email or in writing prior to serving on a creditors committee or serving as a director or officer of an issuer of Public Securities.

5.	Advent Prohibits Illegal Insider Trading and Other Misuses of MNPI

Supervised Persons and Personal Accounts are prohibited from buying or selling Public Securities of any issuer while in possession of MNPI about the issuer or its Securities.

Supervised Persons are prohibited from tipping other Persons with, or otherwise misusing, material nonpublic information about an issuer or its Securities.

Supervised Persons are prohibited from communicating material nonpublic information about an issuer or its Securities to other Persons except as specifically authorized in the course of the Supervised Person’s employment or other association with Advent.

6.	Disclosure of Client Portfolio Holdings to Third Parties

Advent may disclose a Client’s nonpublic portfolio holdings to a third party only if each of the following conditions is satisfied: (1) Advent has legitimate business purposes for doing so; (2) the Client’s portfolio manager(s) and the CCO have approved the arrangement); and (3) the recipient has signed a confidentiality agreement that prohibits disclosure of and trading on such nonpublic information. These requirements do not apply if the disclosure of a Client’s nonpublic holdings is not specifically attributed to such Client, such as if the holdings are presented on behalf of a multi-Client composite or an investment strategy in which more than one Client invests.

7.	Expert Networks
i)	Background

Advent may from time to time retain “expert networks.” An expert network is a consulting firm that facilitates communications between their consulting clients and retained third-party professionals who possess particular business expertise and experience and agree to help the consulting clients better understand products, services, companies, business issues, industries or sectors.

The use of expert networks by Advent personnel is subject to other applicable policies and procedures in this Manual (e.g., Section III. E. - “Prevention of Illegal Insider Trading and Other Misuses of Material Nonpublic Information”) as well as the following policies and procedures.

ii)	Permitted Uses of Expert Networks

Advent may use expert networks and their retained experts to obtain research and other information that may assist Advent in its investment decision-making process.

iii)	Prohibited Uses of Expert Networks

Advent shall not use expert networks or their retained experts to obtain MNPI, confidential information, trade secrets or other legally protected information concerning any company. In addition, Advent shall not use an expert network to obtain information about a public company from any of its directors, officers or employees. Research Team members who would like to communicate with directors, officers or employees of public companies should engage with such persons through normal channels, such as through the company’s director of investor relations, the company’s investment bank or some other customary contact that is not an expert network.

iv)	Expert Network Engagement

Only the Director of Research (with the prior approval of the Chief Investment Officer) may engage an expert network on behalf of Advent.

v)	Review and Approval of Expert Network Agreements

An expert network must be hired under the terms of a written agreement that has been approved by the CCO.

vi)	Only Research Team Members May Communicate with Expert Networks

Only members of the Research Team may communicate with expert networks and their retained experts, except as otherwise permitted by the CCO. For the avoidance of doubt, portfolio managers and traders are not permitted to participate in any conference calls, meetings or other communications (collectively, whether by voice, in person or by electronic means, “Expert Communications”) involving expert networks or their retained experts. Research Team members’ substantive communications with experts must be conducted through conference calls or in-person meetings (each, an “Expert Meeting”), not email.

vii)	Expert Meeting Log

The Director of Research will maintain a log of each Expert Meeting. The log must identify the date of the Expert Meeting, the expert who participated, the expert network firm and the names of the Research Team members who participated. The Research Team may not consult with any expert who has participated in three (3) or more Expert Meetings with Advent in the immediately prior 12 months.

viii)	Prohibited Experts

Research Team members must not consult with any expert regarding an issuer with publicly traded securities (each such company or fund, an “Issuer”) if that individual is:

•	Currently employed by the Issuer or was employed by such Issuer within the last 6 months;
•	Currently on the board of directors of the Issuer, or was a director of the Issuer within the last 6 months;
•	A supplier, consultant, attorney, auditor or advisor to an Issuer (or was within the last 6 months a supplier, consultant, attorney, auditor or advisor to an Issuer) where the individual is subject to a confidentiality agreement or similar employment, severance or other agreement with an Issuer;
•	A greater than 5% owner of the capital stock of the Issuer or has any other significant relationship that includes access to material nonpublic information;
•	Conducting or otherwise involved in any current or ongoing “blind” clinical trial of drugs or medical devices; or
•	An employee of any federal, state or local government.

Each expert is required to submit an Expert Certification Form in which the expert confirms that he is not an individual described in the list above. Therefore, a Research Team member may rely on the representations made by an expert in his signed Expert Certification Form unless the Research Team member has convincing contrary information.

ix)	Completion of Expert Network Report Form

The Director of Research must complete and submit to the CCO an Expert Network Report Form to document key information about each Expert Meeting.

E.	Personal Securities Transactions

Supervised Persons are fiduciaries who must put the interests of each Client above their own personal interests and must not take advantage of Advent’s management of Client assets for their own personal benefit. Advent has adopted the following policies and procedures (“Personal Trading Procedures”) to ensure that the personal Securities transactions of Supervised Persons and their Personal Accounts are conducted in a manner that is consistent with their fiduciary duties and Applicable Law.

1.	Personal Accounts, Excluded Accounts and Excluded Securities

A “Personal Account” includes:

•	Any account in which a Supervised Person has any direct or indirect Beneficial Interest including:

o   Personal accounts and trusts for the benefit of the Supervised Person;

o   Brokerage accounts;

o   Custody accounts;

o   Safekeeping accounts; and

o 401(k) and other retirement accounts;

•	Accounts of or for the benefit of the Supervised Person’s spouse or minor children;
•	Accounts of or for the benefit of a relative living with the Supervised Person;
•	Accounts of or for the benefit of an individual who receives material financial support from the Supervised Person;
•	Any account maintained for a financial dependent of a Supervised Person; and
•	Trusts for which the Supervised Person acts as trustee, executor or custodian.

A Personal Account does not include any of the following “Excluded Accounts”:

•	An account that can hold only Securities issued by:

o   Mutual funds (open-end funds);

o   Money market funds;

o   ETFs7;

o   Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed by Advent;

7 Open-end ETFs will be considered “Excluded Accounts” and “Excluded Securities.” Unit Investment Trust (“UIT”) ETFs are not considered “Excluded Accounts” and “Excluded Securities” and must be reported.

o   Municipal Securities;

o   Government Securities; or

o   Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

•	A “Fully Managed Account,” which is an account over which a Supervised Person has no direct or indirect influence or control, such as a brokerage or advisory account where an independent financial professional makes all investment decisions without having to consult with the Supervised Person.
•	An “Excluded Security” means Securities issued by any of the following:

o   Mutual funds (open-end investment companies);

o   Money market funds;

o   ETFs;

o   Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed by Advent;

o   Municipal Securities;

o   Government Securities; or

o   Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and cryptocurrency with the exception of initial coin offerings.

2.	Holdings Reports

All Supervised Persons must report the current Securities holdings in their Personal Accounts other than Excluded Securities and Securities Held in Excluded Accounts. Please note that holdings of Public Securities, Private Securities, Private Fund Clients, AVK and Client-Sponsored Funds must be reported as part of this requirement.

•	Initial Holdings Report: A Supervised Person must report the current Securities holdings in all Personal Accounts no later than 10 days after the Supervised Person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the Supervised Person becomes an access person. This excludes Excluded Securities and Securities Held in Excluded Accounts.

o	Because all Supervised Persons are considered “access persons” under this

Code, the initial holdings report must be submitted within 10-days of an individual’s first day of employment with Advent.8

•	Annual Holdings Report:

Supervised Persons must be prepared to provide all information necessary to properly record any Private Securities, such as the following: name of the issuer; type of security (e.g., equity, debt, warrants); date of the transaction; dollar amount of the transaction; number of Private Securities transacted; and whether the Private Securities were bought or sold.

3.	Transaction Reports

All Supervised Persons must report current Securities transactions in their Personal Accounts (other than Excluded Securities and Securities Held in Excluded Accounts) no later than 30 days after the end of each calendar quarter. The report must cover all transactions during the quarter. Please note that transactions involving Public Securities, Private Securities, Private Fund Clients and AVK must be reported as part of this requirement.

4.	Supervised Person Proof of Eligibility of Fully Managed Accounts

The Advisers Act provides an exception to the normal reporting, pre-clearance and compliance surveillance requirements that apply under our Personal Trading Procedures when a Supervised Person’s personal investments (or those of his/her household members) are held in accounts over which the Supervised Person has “no direct or indirect influence or control.”

For any Personal Accounts (or those of your household members) that may be considered Managed Accounts that you would like to be considered Excluded Accounts, you must provide written proof that you in fact have no power or authority or ability to exercise direct or indirect influence or control over the Person Account.

5.	Pre-Clearance of Personal Securities Transactions

All Supervised Persons must obtain pre-clearance from the CCO (and with respect to the CCO’s personal transactions, the CCO must receive approval from another member of the

8 The CCO may exclude a Supervised Person from the definition of “access person” because that person does not have access to Client portfolio holdings or pending trades.

Compliance team or the CFAO) before directly or indirectly buying or selling any:

•	Public Security other than Excluded Securities and Public Securities transacted in an Excluded Account.
•	Shares of AVK.
•	Private Security
o	Interests in Private Fund Clients, privately offered Client-Sponsored Funds, hedge funds, long-only private funds, private equity funds, commodity pools, and private companies.

o	This approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with Advent.

o   Members of the Investment Team who own Private Securities in their Personal Accounts must immediately disclose to the CCO the fact that they own the Private Securities if and at the time they play a part in any subsequent consideration by Advent of a potential investment in the issuer by any Client. In that case, Advent’s decision whether to invest in the Private Security for a Client must be reviewed and approved in advance by the Compliance Committee.

6.	Prohibited Transactions

All Supervised Persons are prohibited from effecting the following Securities transactions in Personal Accounts:

•	Buying or selling Public Securities of any issuer while in possession of material nonpublic information about the issuer or its Securities;

•	Buying Securities in an IPO;

•	Buying Securities in an initial coin offering;

•	Buying convertible securities;

•	Buying Private Securities issued by a Portfolio Company in which a Private Credit Client currently invests;

•	Engaging in front running or other Securities transactions that take unfair advantage of proposed, pending or executed Securities transactions for Clients;

•	Engaging in unlawful market timing transactions involving shares of registered investment companies; or

•	Buying a Security during any applicable “Blackout Period” as follows:

o	A Supervised Person may not buy or sell a Security on any day when Advent has established a pending buy or sell order in the same Security (or a substantially similar security) for a Client;

▪	A “substantially similar security” means, for any referenced Security, a Security of the same issuer with similar investment characteristics as the referenced Security including, for the avoidance of doubt, equity of the issuer in which Advent owns a convertible security of such issuer;

o	A Supervised Person may not buy or sell a Security during the 3 calendar day period after the Security (or a substantially similar security) is bought or sold by any Client;

o	A Blackout Period does not apply to the following Securities transactions:
▪	Securities transacted in an Excluded Account;
▪	Securities transacted pursuant to an automatic investment plan; and
▪	Transactions in equity Securities involving $750,000 or less in market value if the issuer has a market capitalization greater than $3 billion.

7.	Minimum Holding Period

Supervised Persons are required to hold Securities in Personal Accounts for a minimum period of 15 calendar days. The minimum holding period does not apply to Excluded Securities. The minimum holding period applies to option contracts as follows: the Supervised Person must not elect to exercise the option during the 15-day minimum holding period; provided, however, that if the option automatically exercises by its own terms without action by (or on behalf of) the Supervised Person, then the 15-day minimum holding period will not be deemed violated. Any profits taken in violation of this minimum holding period must be disgorged. The minimum holding period does not apply to Excluded Securities or transactions in any Securities held in an Excluded Account.

8.	Stop Loss Exception to Minimum Holding Period and Blackout Period

The minimum holding period and the Blackout Period will be waived in the case of any security that has appreciated or depreciated by 15% or more over the prior 10 calendar days, except that this waiver will not apply if the security is currently on the Restricted List.

9.	Violations of the Code

Any Supervised Person who knows of, or has a reasonable belief, that there is a violation of applicable laws or of the Code, must report that information immediately. Anyone who in good faith raises an issue regarding a possible violation of law, regulation, company policy, or unethical behavior will be protected from retaliation. If you have violated this Code however, making a report will not protect you from the consequences of your actions.

Material violations of the Code must be immediately reported to the CCO. Examples include material violations of applicable securities rules and regulations, fraud, or illegal acts involving any aspect of the firm’s business, material misstatements in client records, or reports of any material activity that is harmful to Clients.

Violations of the Code may result in disciplinary action including but not limited to warnings, fines, disgorgement, suspension, demotion or termination of employment.